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                                                                    Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in this Post-Effective Amendment No. 1 to Registration Statement No. 333-65440 on Form S-4 of Radian Group Inc. and to the incorporation by reference therein of our report dated January 21, 1999, with respect to the consolidated statements of operations, common stockholders' equity and cash flows of Amerin Corporation and subsidiaries for the year ended December 31, 1998, which report appears in the Annual Report on Form 10-K of Radian Group Inc. for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                              ERNST & YOUNG LLP


Chicago, Illinois
November 14, 2001